Exhibit 20

                                                              January 22, 2004


XM Satellite Radio Holdings, Inc.
1500 Eckington Place, N.E.
Washington, D.C. 20002

Bear, Stearns & Co. Inc.
      As Representatives of the
      Several Underwriters named
      in the Underwriting Agreement
c/o Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Equity Capital Markets


Dear Sirs and Mesdames:

            The undersigned understands that Bear, Stearns & Co. Inc., ("Bear Stearns") and the underwriters named in the underwriting agreement (the "Underwriters"), will enter into an Underwriting Agreement with XM Satellite Radio Holdings Inc., a Delaware corporation (the "Company"), providing for a public offering (the "Offering") of the Company's Class A common stock, par value $.01 per share (the "Common Stock") pursuant to the following Registration Statements on Form S-3: File Nos. 333-89132; 333-102966 and 333-106824.

            To induce the Underwriters that may participate in the Offering to continue their efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of Bear Stearns on behalf of the Underwriters, which consent shall not be unreasonably withheld, delayed, or conditioned, it will not, and will not permit its subsidiaries to, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus relating to the Offering (the "Lock-Up Period"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option contract to sell, grant any option, right or warrant to purchase, lend, establish or increase an open "put equivalent position" or liquidate or decrease a "call equivalent position" with respect to shares of Common Stock within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock of any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause
(1) or (2) above is to be settled by delivery of Common Stock or such other securities in cash or otherwise. The foregoing sentence shall not apply to (a) the sale of any shares of Common Stock to the Underwriters pursuant to the Underwriting Agreement or (b) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering. Nothing herein shall prohibit any conversion of the Company's Series A convertible preferred stock, Series B convertible redeemable preferred stock, Series C convertible redeemable preferred stock, Class B common stock or 10% Senior Secured Discount Convertible Notes due 2009.

            The undersigned hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Common Stock to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Common Stock for which the undersigned is the record holder and, in the case of Common Stock for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Common Stock. The undersigned hereby further agrees that, without the prior written consent of Bear Stearns, which consent shall not be unreasonably withheld, delayed, or conditioned, during the Lock-Up Period the undersigned will not, nor will it permit any of its subsidiaries to (x) file or participate in the filing with the Securities and Exchange Commission of any registration statement, or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document with respect to any proposed offering or sale of Common Stock and (y) exercise any rights the undersigned or a subsidiary may have to require registration with the Securities and Exchange Commission of any proposed offering or sale of Common Stock, other than "piggy-back" registration rights on future issuances of Common Stock by the Company.

            The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, the undersigned will execute any additional documents reasonably necessary in connection with enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, legal representatives, successors and assigns of the undersigned from the date first above written.

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Delivery of a signed copy of this letter by facsimile transmission shall be effective as delivery of the original hereof. This Agreement shall lapse and become null and void if the Offering shall not have been completed on or before February 29, 2004.

            Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

                                    Very truly yours,


                                    AMERICAN HONDA MOTOR CO., INC.



                                    By:  /s/ Thomas G. Elliott
                                       -----------------------------------
                                          Thomas G. Elliott
                                          Executive Vice President

                                          1919 Torrance Boulevard
                                          Torrance, California 90501-2746



                                          January 22, 2004